EXHIBIT 99.1

January 16, 2007

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for 2006 of $1.86 million, or $.58 per diluted share, compared to net income of $4.10 million, or $1.30 per diluted share, for 2005. In 2006, the Company undertook several initiatives to restructure its balance sheet, which reduced earnings for 2006. The Company incurred approximately $1.4 million in prepayment penalties from the early payoff of approximately $47.2 million in Federal Home Loan Bank debt. In addition, the Bank sold securities to reduce borrowings and fund a branch sale. The security losses were approximately $1.3 million, which was partially offset by a $1.1 million pre-tax gain on the branch sale in the fourth quarter of 2006. The Company also experienced a decline in its net interest income in 2006 and an increase in its provision for loan losses in 2006 from the previous year.

Net interest income was $18.30 million for 2006, a decrease of $817,000 compared to 2005. Net interest margin, however, increased to 3.26% for 2006 from 3.16% for 2005. Interest income increased to $34.1 million for 2006 from $32.9 million last year. Average interest-earning assets decreased approximately 7.5% to $561.5 million; however, the average yield increased from 5.44% for 2005 to 6.07% for 2006. Total interest expense increased $2.03 million to $15.80 million during 2006 from $13.77 million last year. Although average interest-bearing liabilities decreased 7.2% from last year to $554.5 million, their cost increased to 3.21% during 2006 from 2.57% last year. This is largely the result of increased rates on money market accounts, certificates of deposit and borrowings.

The provision for loan losses was $1.33 million in 2006 and $775,000 in 2005. The higher provision for loan losses in 2006 is a result of increased bankruptcy filings by bank customers associated with recent bankruptcy law changes and additional specific reserves on commercial loans. Net charge-offs were $626,000, or 0.15% of total average loans, in 2006, compared to $929,000, or 0.23% of total average loans, in 2005. Non-performing loans totaled $8.4 million at December 31, 2006, compared to $8.5 million at December 31, 2005. The allowance for loan losses to total loans was 1.16% at December 31, 2006.

Total non-interest income was $7.85 million for 2006 and $8.37 million for 2005. Non-interest income for 2006 includes $1.10 million from a branch sale and net security losses of $1.34 million, compared to a $101,000 security gain in 2005. Other non-interest income was $8.1 million in 2006, compared to $8.3 million in 2005.

Total non-interest expense was $23.31 for 2006, compared to $21.87 million for 2005. Most of the increase is due to Federal Home Loan Bank prepayment penalties of $1.36 million and additional marketing and printing expenses in 2006 related to the Company’s new brand launch.

On December 19, 2006 the Board of Directors declared a dividend of $0.27 per share, payable January 26, 2007 to shareholders of record on December 31, 2006. This amount of dividend represents a 3.8% increase from the fourth quarter of 2005.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

		Three Months Ending				Twelve Months Ending
	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005	12/31/2006	12/31/2005
Statements of Income
Interest income	$8,292	$8,665	$8,600	$8,539	$8,526	$34,096	$32,886
Interest expense	3,675	4,103	4,078	3,939	3,812	15,795	13,768

Net interest income	4,617	4,562	4,522	4,600	4,714	18,301	19,118
Provision for loan losses	180	270	270	610	300	1,330	775
Other non-interest income	1,966	1,988	2,010	2,131	1,986	8,095	8,266
Net gains/(losses) on sales of securities	—	(1,192)	—	(150)	81	(1,342)	101
Gain on sale of branch	1,099					1,099

Total non-interest income	3,065	796	2,010	1,981	2,067	7,852	8,367

Other non-interest expenses	5,522	5,526	5,504	5,397	5,376	21,949	21,868
FHLB prepayment penalties	—	—	—	1,363	—	1,363	—

Total non-interest expenses	5,522	5,526	5,504	6,760	5,376	23,312	21,868

Income before income taxes	1,980	(438)	758	(789)	1,105	1,511	4,842
Income taxes	451	(350)	39	(485)	144	(345)	737

Net income	$1,529	$(88)	$719	$(304)	$961	$1,856	$4,105

Per Share Data
Basic earnings per share	$0.48	$(0.03)	$0.23	$(0.10)	$0.30	$0.58	$1.30
Diluted earnings per share	0.48	(0.03)	0.23	(0.10)	0.30	0.58	1.30
Dividends per share	0.27	0.27	0.27	0.27	0.26	1.08	1.04
Book value at quarter end	18.01	17.76	17.59	18.08	18.10	18.01	18.10
Average basic shares outstanding	3,175	3,176	3,174	3,174	3,164	3,175	3,162
Average diluted shares outstanding	3,176	3,177	3,175	3,175	3,166	3,176	3,168

Balance Sheet Items (Quarter End)
Total assets	$555,168	$570,831	$633,168	$633,667	$650,248	$555,168	$650,248
Securities	82,897	84,050	142,077	149,242	171,567	82,897	171,567
Loans	410,365	427,797	427,876	424,947	417,623	410,365	417,623
Allowance for loan losses	4,763	4,741	4,641	4,493	4,058	4,763	4,058
Deposits	453,268	460,593	469,060	474,542	447,626	453,268	447,626
Borrowings	39,598	49,331	103,251	98,281	139,066	39,598	139,066
Total shareholders’ equity	58,223	57,468	56,881	57,125	58,498	58,223	58,498

Selected Financial Ratios
Return on average assets	1.09%	(0.06)%	0.45%	(0.19)%	0.58%	0.30%	0.63%
Return on average equity	10.44	(0.61)	5.03	(2.11)	6.37	3.21	6.98
Dividend payout ratio	56.25	NM	117.39	NM	86.67	186.21	80.00
Net interest margin	3.58	3.25	3.12	3.13	3.08	3.26	3.16
Average loans to average total assets	74.51	70.70	67.62	65.15	63.10	69.34	62.26
Average equity to average total assets	10.43	9.47	9.09	9.05	9.05	9.48	8.99
Non-performing loans to total loans	2.04	2.12	1.81	1.90	1.96	2.04	1.96
Loan loss allowance to total loans	1.16	1.11	1.08	1.06	0.97	1.16	0.97
Loan loss allowance to non-performing loans	56.94	52.33	59.81	55.52	49.62	56.94	50.00
Net charge-offs to average loans	0.15	0.16	0.11	0.17	0.30	0.15	0.23